EXHIBIT 99.1

        LASERSIGHT WITHDRAWS FROM LICENSE NEGOTIATIONS AND FILES PATENT
                              LAWSUIT AGAINST VISX
                  -- Company Raises Additional $12.5 Million --
           -- Company to Ship LaserScan LSX(R) Systems this Quarter --

         Winter Park, FL (February 1, 2000) -- LaserSight  Incorporated (Nasdaq:
LASE) announced that it has filed suit against Visx Incorporated (Nasdaq: VISX), claiming non-infringement and invalidity of the Visx L'Esperance `418 patent. In addition, LaserSight's suit claims that Visx infringes the Machat `810 patent. LaserSight has withdrawn from its negotiations for a license with VISX. The Company will sell and ship its LaserScan LSX systems in the U.S. before the end of this quarter, as previously announced.

         Michael R. Farris, President and Chief Executive Officer of LaserSight Incorporated, commented, "After extensive legal review, we are highly confident about our position that LaserSight does not infringe the Visx L'Esperance `418 patent. We further believe that Visx infringes the Machat `810 patent and have taken action to enforce the Company's intellectual property rights."

         LaserSight also announced today that it has received $12.5 million from the private placement of its common stock priced at a 10% discount to the average closing bid for the past five days. TLC Laser Eye Centers Inc. (Nasdaq:
TLCV), the largest provider of laser vision correction services in North America, provided $10 million of the $12.5 million raised, bringing TLC's total investment in LaserSight to $20 million. This represents the third round of investment by TLC and is indicative of TLC's strong vote of confidence.

         Mr. Farris continued, "Given the increasing demand for LaserSight's state-of-the-art technology, we will launch our product into the U.S. market during this quarter as planned. The market has grown at an extremely rapid pace. We believe this expansion will continue."

         The market for laser vision correction procedures continues to be strong, with growth averaging approximately 20% per quarter over the last two years, and the number of eyes undergoing laser surgery projected to grow to approximately 1.9 million in 2002, from approximately 480,000 performed in 1998. The total number of installed lasers in the U.S. has grown from around 150 systems in 1995 to nearly 900 systems in place at the end of 1999.

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         LaserSight will market and sell its lasers and complimentary blades and keratomes through distribution agreements with BD Ophthalmic Systems (a
Worldwide Business of Becton Dickinson, NYSE: BDX) and other distributors who specialize in medical capital equipment, along with its own direct sales and marketing organization. The Company has expanded its manufacturing capabilities in Orlando, Florida, to complement its international production capabilities in Costa Rica.

         Mr. Farris concluded, "There is a need for the best technology to service the anticipated procedure growth and to meet the needs of a very demanding market. Clearly, we believe procedure volumes are not slowing. Physicians are anticipating LaserSight's new technology, and will be extremely receptive to its availability within the framework of a more competitive economic environment."

         LaserSight Incorporated provides quality technology solutions for laser refractive surgery and other innovative applications, mainly in the vision correction industry. The Company markets its products in more than 30 countries. In the United States, the Company's LaserScan LSX excimer laser system has been approved for treatment of low to moderate myopia (nearsightedness) by photorefractive keratectomy.

         This press release contains forward-looking statements regarding future events and future performance of LaserSight, including statements with respect to licensing of intellectual property, intellectual property litigation, and the timing of commercialization of our products, which involves risks and uncertainties that could materially affect actual results. In addition, investors should refer to documents that LaserSight files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.